Exhibit 99.1
On July 21, 2021, The Interpublic Group of Companies, Inc. held a conference call to discuss its second-quarter and first-six-months 2021 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Philippe Krakowsky
Chief Executive Officer
Ellen Johnson
Executive Vice President, Chief Financial Officer
Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS
Alexia S. Quadrani
J.P.Morgan
John Janedis
Wolfe Research
Michael Nathanson
MoffettNathanson
Julien Roch
Barclays

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group second-quarter 2021 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us. We hope you are all well.
This morning we are joined by our CEO, Philippe Krakowsky, and by Ellen Johnson, our CFO.
We have posted our earnings release and our slide presentation on our website, www.interpublic.com. We will begin our call with prepared remarks, to be followed by Q&A, and plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.
We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Philippe Krakowsky.

Philippe Krakowsky, Chief Executive Officer:
Thanks, Jerry, and thank you all for joining us this morning. As always, I’ll start with a high-level view of our performance in the quarter. Ellen will then provide additional details, and I’ll conclude with updates on key developments at our agencies, to be followed by Q&A.
I’d like to begin by once again thanking our 53,000 fellow employees around the world for the professionalism and dedication that continue to see us through the many challenges of COVID. These include the transition to work-from-home and now our planning for return-to-office in many parts of the world, as well as the significant personal difficulties presented by the long course of the pandemic. It’s due to the efforts of our people, their commitment to their craft, our clients and to each other, that we can share with you today these very strong results — performance that demonstrates our resilience, represents a remarkable rebound from the impact of the pandemic, and is also the largest second quarter in our Company’s history.
Our strong results in the quarter build on IPG’s consistent record of industry outperformance and margin expansion. Our growth across regions, disciplines and client sectors speaks to more than a recovering global economy. It underscores the elevated value that marketing and media partners can deliver on the integration of creativity, technology and data, at scale, amid the significantly increased velocity of digital transformation.
At Interpublic, we’re confident that we are attuned to the powerful currents that are transforming consumer behavior and are required for business relevance and that we are increasingly delivering differentiated and higher-end solutions that help our clients win in a world of accelerated technological and societal change. That takes creativity and precision, data and accountability, all of which we are able to bring together in customized teams that draw talent from across our portfolio. Ultimately, our growth speaks to our ability to drive outstanding business results for our clients.
Our net organic revenue growth in the second quarter was 19.8%. That’s against the second quarter of 2020, when, as you will recall, our organic change was negative 9.9%, which, while well ahead of our peer group, did mark our steepest decrease of the recession. It’s also important to note our 7.9% organic increase this quarter relative to the pre-pandemic second quarter of 2019.
Relative to last year, our organic growth was at double-digit rates around the world. In the U.S., it was 17.4%. Growth in our international markets ranged from 14% in the AsiaPacific region to 49% in Latin America. We also had very broad contributions from our operating segments and disciplines. Our IAN segment grew 20.5% organically, with increases led by media, data & technology, and with solid contributions from our global integrated networks. There was also strength across most of our disciplines, led by healthcare. At our DXTRA segment, organic growth was 15.1%, with strong increases from last year’s heavily impacted Q2 across Octagon Sports & Entertainment and Jack Morton’s experiential offerings.
Looking at client sectors, the picture is also one of comprehensive acceleration. Each of our eight major sectors had double-digit increases from a year ago. The auto, retail and “other” sectors were up more than 20%. Consumer goods, tech & telecom and healthcare increased in the mid-to-high teens. Food & beverage and financial services were up in the low-double-digit range.
Turning to operating expenses and profitability, our teams once again demonstrated outstanding discipline. And, while remaining focused on appropriate cost control, we are also continuing to invest to support accelerating growth. We continue to see the benefits of cost improvements from strategic restructuring actions taken last year, notably in our payroll expense and our expense for occupancy. We also continue to see the benefits of low variable expenses, as a result of the highly restrictive global travel environment, and from the cost efficiencies of a largely remote workforce. As we look ahead to post-pandemic work life, it’s worth noting that we can, of course, expect that expenses for travel, meetings, office utilities and the like will begin to return in the second half of this year, most notably in Q4, and of course into next year.

Our second-quarter net income was $263.3 million as reported. Adjusted EBITA was $405.8 million and adjusted EBITA margin on net revenue was 17.9%. Our results reflect significant operating leverage, compared to both last year and the 2019 period, on our expense for base payroll and our office & other expenses. We de-levered on our expense accrual for our performance-based incentive compensation plans, with our operating performance tracking well ahead of plan targets.
Diluted earnings per share was $0.66 as reported and was $0.70 as adjusted for the after-tax expense of the amortization of acquired intangibles.
As we look to the balance of the year, you’ll recall that, in April, we shared a full-year 2021 performance outlook, based on the assumption that there will continue to be a reasonably steady course of public health and global economic recovery. At that time, we outlined our view toward full-year organic growth of 5% to 6% and adjusted EBITA margin of approximately 15.5%.
In light of our very strong second quarter, and also having recently refreshed our bottom-up outlook for the second half of the year based on conversations with our clients and operating teams, we believe it’s appropriate at the midpoint of this quite unusual year, unprecedented in fact, to upgrade those expectations.
Of course, we do sadly need to recognize that the COVID pandemic and the related risks to the macro environment are not yet behind us. In particular, as we look ahead, we all understand that lagging vaccination rates in many parts of the world, and the emergence of new variants, may entail higher COVID risks. That’s something we will watch closely as we enter the second half of the year, especially our seasonally important fourth quarter.
But, predicated on the continued progress on public health issues, we believe we can deliver organic growth for the full year of 9% to 10%, and, with that level of growth, we would expect to achieve 2021 adjusted EBITA margin of approximately 16.0%. As such, we see this as another year of strong value creation for all of our stakeholders.
We will of course keep you apprised of progress as the year develops, and we look forward to those conversations.
On that note, I’d like to hand over the call to Ellen now for a more in-depth view of our results.

Ellen Johnson, Executive Vice President, Chief Financial Officer:
Thank you. I hope that everyone is safe and healthy. I would like to join Philippe with our thanks to our people for their terrific accomplishments.
As a reminder, my remarks will track to the presentation slides that accompany our webcast.
Beginning on slide 2 of the presentation:
•Second quarter net revenue increased 22.5% from a year ago, with organic growth of 19.8%.
•Adjusted EBITA, before a small restructuring adjustment, was $405.8 million, and margin was 17.9%. These are levels that compare very favorably against any previous second quarter.
•With growth having accelerated, certain variable expenses continue to lag, and we are additionally seeing the structural benefits of last year’s restructuring program.
•Diluted earnings per share was $0.66 cents as reported and $0.70 cents as adjusted for the after-tax impact of the amortization of acquired intangibles.
Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Turning to second quarter revenue on slide 4:
•Our net revenue in the quarter was $2.27 billion, an increase of $416.2 million from a year ago.
•Compared to Q2 2020, the impact of the change in exchange rates was positive 3.1%, with the U.S. dollar weaker against currencies in most of our largest markets.
•Net divestitures were negative 40 basis points.
•Our organic net revenue increase was 19.8%, which brings us to 10.6% organic growth for the six months.
At the bottom of this slide, we break out segment revenue in the quarter:
•Our IAN segment grew 20.5% organically. We had notably strong growth across our offerings in media, data & tech, McCann, FCB, with healthcare a significant driver, MullenLowe, Huge and R/GA.
•At IPG DXTRA, organic growth was 15.1%, which reflects some recovery of the events and sports marketing offerings within the segment, the disciplines that have been most significantly impacted by the pandemic; our public relations offerings also had solid growth in the quarter.

Moving on to slide 5, which is a look at our organic revenue change by region:
•In the U.S., which was 63% of net revenue in the quarter, organic growth was 17.4%. Revenue decreased a year ago in the same period by 8.0%. Year-on-year performance was very strong across media, data & tech, FCB, driven by healthcare, IPG DXTRA, McCann, MullenLowe and Huge.
•International markets were 37% of our net revenue in the quarter and increased 24.4% organically. You’ll recall that the same markets decreased 13.1% a year ago in the second quarter, which ranged by region between negative 10% and negative 15%.
•Continental Europe grew 27.9%, with notably strong growth in Germany, Spain and France. There were a number of operating highlights in the region, led by media, data & tech, McCann, R/GA and DXTRA.
•The U.K. increased 18.7% organically, led by McCann, DXTRA, media, data & tech and R/GA.
•AsiaPac grew 14.0% organically. Our growth was paced by Australia, the Philippines, Singapore, Thailand and India, while China and Japan decreased.
•Our organic growth in LatAm was 49.0%, with exceptional results across the region, including Brazil, Mexico and Argentina.
•Our “Other Markets” group grew 29.2%, with notably strong performance in the Middle East and Canada.
Moving on to slide 6 and operating expenses in the quarter: our operating expenses, excluding billable expenses, the amortization of acquired intangibles and restructuring charges, increased only 11% from a year ago, under 22.5% growth of net revenue. The result was second-quarter margin expansion to 17.9% from 9.4% a year ago.
We continued to see efficiencies in a number of different expense categories, as we had in this year’s first quarter, and these were both structural and variable. In the structural category, we are seeing the benefit of the strategic restructuring actions which we initiated in the second quarter last year and continued to execute over the second half. As a reminder, these actions involved the elimination of certain positions and resulting headcount reduction that will not return with revenue growth. We also reduced our leased real estate footprint by 15% last year. We are currently seeing the benefit of most of these actions, and, at a full run-rate, they will generate $160 million in annual cost savings.
We’ve also had, over the course of the pandemic, a sharp decrease in certain variable operating expenses. I would call out specifically lower travel and related expenses, which was the case in the second quarter of 2020 and has continued through Q2 2021.

As you can see on this slide:
•Our ratio of total salaries & related expense as a percentage of net revenue was 65.4%, which is significantly improved from the second quarter of 2020, when revenue had decreased sharply.
•Underneath that, we drove very strong leverage on our expense for base payroll, benefits & tax, which was 53% of net revenue in the quarter. That reflects the benefit of last year’s restructuring and the fact that the pace of new hiring lags our significant revenue growth, as has been the case in past business cycles.
•Our severance expense ratio also decreased sharply to only 40 basis points of net revenue compared to 3% in Q2 2020, which was at an elevated level due to the impact of the recession.
•Going the other way, our expense for performance-based incentive compensation increased to 6.4%, consistent with our very strong operating results.
•Expense for temporary labor also increased as a percent of net revenue, to 4.5%, as a result of servicing the top line’s quick acceleration.
•At quarter end, total worldwide headcount was approximately 53,000, a 1.4% increase from a year ago, and up 5.2% from the beginning of this year, with hiring to support our growth.
•Also on this slide, our office & other direct expense decreased as a percent of net revenue by 380 basis points to 13.3%:
•Our occupancy expense decreased to 5.0% of net revenue, mainly due to the restructuring of our real estate as well as leverage on our revenue growth.
•We leveraged “all other” office & other direct expense by 220 basis points, which reflects lower expense for bad debt and acquisition costs and leverage as a result of our revenue growth.
•Our SG&A expense was 1.3% of net revenue, with the increase from a year ago due to higher unallocated performance-based incentive expense and increased employee insurance expense, which was at a very low level a year ago.
On slide 7 we present detail on adjustments to our reported second-quarter results in order to provide greater clarity and a picture of comparable performance. This begins on the left-hand side with our reported results and steps through to adjusted EBITA and our adjusted diluted EPS.
•Our expense for the amortization of acquired intangibles, in the second column, was $21.6 million.
•The restructuring refinement in the quarter was a benefit of $200,000. To be clear, this is a small adjustment to estimates of the 2020 restructuring program.
•Below operating expenses, in column 4, we had a pre-tax loss in the quarter of $1.7 million in “other” expenses, due to the disposition of small, non-strategic businesses.

•At the foot of this slide, you can see the after-tax impact per diluted share of these adjustments was four cents per share, which bridges our diluted EPS as reported at $0.66 to adjusted earnings of $0.70 per diluted share.
•The appendix to our presentation includes a similar bridge on diluted EPS for the six-month period.
On slide 8 we turn to cash flow in the quarter:
•Cash from operations was $468.2 million, compared with a use of $87.1 million a year ago. We generated $101.6 million from working capital, compared to a use of $264.9 million last year.
•Investing activities used $43.3 million in the quarter, mainly for cap-ex of $34 million.
•Financing activities used $101.8 million, mainly for our dividend.
•Our net increase in cash for the quarter was $325.6 million.
Slide 9 is the current portion of our balance sheet:
•We ended the quarter with $2.34 billion of cash and equivalents.
•Under current liabilities, the current portion of long-term debt refers to our $500 million 3.75% senior notes which mature in October of this year. We plan to repay these notes from cash on hand.
Slide 10 depicts the maturities of our outstanding debt. Again, we have the maturity in October of this year, and then only $250 million due in April 2024. Thereafter, our next maturity is not until 2028.
In summary, on slide 11, our teams continue to execute at a high level in an unprecedented environment. I would like to reiterate our pride in and gratitude for the efforts of our people. The strength of our balance sheet and liquidity mean that we remain well-positioned both financially and commercially.
And with that, I’ll turn it back to Philippe.

Mr. Krakowsky:
Thanks, Ellen.
While we remain very pleased with our results, it’s worth reiterating that, as Ellen just said, this is an usual, in fact unprecedented, environment in which we are operating.
Now importantly, it bears noting that, when compared to our non-pandemic results in 2019, Q2 results show that our Company is performing at a very high level. We continue to feel this is the result of strategic decisions that we have taken over a number of years to position our Company for the future — investments and actions that have created a sustainable advantage for our organization. Today’s IPG delivers addressable and accountable digital marketing programs. Combined with our world-

class creative storytelling capabilities, these solutions make us higher-value partners to our clients.
One of our many priorities for many years has been the creation and implementation of Open Architecture solutions, where we bring the best of IPG together in collaborative teams that are customized to clients’ specific business needs.
And increasingly, a key element of this approach, Open Architecture 2.0 as it were, is Acxiom, whose data management expertise and data assets play a role in an increasingly broad range of our offerings. In addition, Kinesso powers many of our applications and services that provide clients with a deep understanding of audiences, in order to provide insights that inform creative work, segments for media delivery and line of sight to the effectiveness of the work that we are doing together.
We saw this model come to life in the quarter with the Cigna account win, which combined talent from McCann Worldgroup, Initiative and R/GA, powered by Kinesso and Acxiom.
This is the continuation of several years of strong performance in integrated pitches, especially those that include creative and media, as well as media and data.
Another key decision that’s contributed to our success has been our continued investment in strong agency brands, which helps us attract and retain top talent and deliver breakthrough creative ideas across a range of marketing disciplines.
As a result of this strategy, IPG companies across our portfolio earned a number of important accolades during the quarter. Most notably, we had an impressive showing at the 2021 Cannes International Festival of Creativity. IPG agencies took home eight Grand Prix, the festival’s highest honor. Wins across the network represented a broad range of clients, categories, agencies, disciplines and geographies. FCB’s performance was a standout, as the agency took home four Grand Prix and was named Global Network of the Year. The agency’s creative community and its leadership deserve credit for this terrific accomplishment. FCB Health was also named Healthcare Network of the Year and Area 23, an FCB Health agency, named Healthcare Agency of the Year.
McCann client Microsoft was named Marketer of the Year at the festival, which is another major honor. The agency also won a Grand Prix in Brand Experiences & Activation for its remarkable “True Name” work for Mastercard, which empowers transgender and non-binary cardholders to use their true name when using their credit card. In PR, McCann Paris earned a Grand Prix, partnering with Weber Shandwick for a campaign, which ran across the Middle East, that teaches women, in a culturally sensitive way, to perform self-checks for early breast cancer detection. FCB Chicago and Weber Shandwick teamed to earn a Grand Prix for work for AB InBev. And R/GA continues to be recognized for its ability to humanize technology, winning a Grand Prix in Social & Influencer Marketing for disruptive work for Reddit on the Super Bowl.
On Ad Age’s annual A-List & Creativity Awards, both Deutsch LA and The Martin Agency were named to the prestigious A-List. Initiative was named Media Agency of the Year and FCB Health’s CEO was recognized as our industry’s Executive of the Year.

At the holding company level, we made a number of announcements that position us for further success. Chief among them was our launch of IPG Health earlier this month. The move will align our top-performing companies FCB Health and McCann Health under a new global network, IPG Health, led by a dynamic and proven CEO, and a skilled executive leadership team.
In this new operating structure, the distinct agency brands within FCB Health and McCann Health will remain active and continue to go to market independently, but they will also benefit from access to additional specialty services, knowledge sharing, proactive career management, shared investment in new capabilities and skill sets, highly complementary geographic coverage, as well as an even higher level of collaboration.
Around the world, healthcare and wellbeing are areas of growing importance for our clients and society at large. As an industry sector, healthcare represents an increasingly vital part of the economy, and one where innovation is becoming an ever more important driver of success.
So, the alignment of IPG’s fully dedicated healthcare networks under the banner of IPG Health strengthens our leadership position in this dynamic sector. The scale, reach and, most importantly, quality of our people and our work makes for an exciting combination, and it’s why we think this new offering will continue to deliver great things in the years to come.
This month, we also added to our strong roster of marketing technology and e-commerce providers with the launch of Performance Art, a data-led creative/CRM agency whose leadership team is known for delivering platform-level creative ideas that are as at home in a client’s e-retail flow as they are in a 30-second spot.
Turning to performance at our agencies, growth at IAN in the quarter was once again highlighted by media, data & tech and FCB led by healthcare.
UM saw significant wins in the quarter with Enterprise Holdings, BEHR Paint and, most recently, NYC & Company, New York City’s official marketing and tourism organization. UM also saw an important account retention with the Australian government. At the Campaign Agency of the Year awards, UM earned Global Media Agency of the Year honors, and UM APAC was named Best Media Network in that region. At Initiative, the agency was named 2020’s most competitive network globally in media pitches, and it saw a major win in the U.K. with banking and insurance company NatWest Group. We also continued to see terrific momentum at Reprise, especially as relates to their growing ecommerce capabilities.
Acxiom, Kinesso and Matterkind are also performing well, and they are key to how we help clients thrive in the addressable media market, which requires flexibility, given the quickly shifting landscape. At Acxiom, we continue to invest behind innovative new products and services, such as Customer Data Platforms and Identity Resolution, with which we are seeing increased client adoption. Another important development saw Acxiom deploy their latest Customer Intelligence Platform on the cloud, with a key financial services client.

At our creative, integrated networks, FCB, McCann and MullenLowe Group were named to ACT Responsible’s 2020 Good Report, a unique ranking of the world’s best use of creative communications to promote sustainability and social responsibility.
On top of its exceptional showing at Cannes, at FCB Global the network continues to invest in talent and new offerings, hiring a head of data science and connections to expand its expertise in commerce, data and technology-fueled creativity.
McCann also continues to prove a creative powerhouse, as we saw when the network was recently named Webby Network of the Year, and McCann New York was named Webby Agency of the Year. MRM continues to leverage its mar-tech expertise, and is seeing strong growth with its MRM Commerce division, which helps marketers drive engagement, interaction and conversion on commerce platforms.
At MullenLowe Group, Mediahub continued its strong new-business momentum and during the quarter added Hallmark’s parent company Crown Media, as well as Tally Financial. MullenLowe was also a global leader in purpose-driven work, and we saw that as it continued to partner with governments in a number of countries around the world to inform people of the benefits of being vaccinated against COVID-19.
At R/GA, Campaign named the London office as the U.K.’s Digital Agency of the Year, and R/GA London added two new clients, financial services company Allianz and Vollebak Clothing.
We named a new CEO at Huge, who joins the digital agency after a very successful tenure at Initiative, where he helped turn the agency into a leader in the media space. During the quarter, Huge also saw strong new business activity, adding Sub-Zero Appliances, Wakefern, Tezos Foundation and Nikko Asset Management.
The Martin Agency continues to impact culture and drive strong business results for its clients. Notably, the agency’s “Soul of the City” short film for DoorDash premiered at the Tribeca Film Festival last month, and it captured the resilience of New York City’s restaurants and the role they play in the city’s life.
At IPG DXTRA we also saw recognition as a number of companies were called out for their ability to deliver creative solutions. Weber Shandwick was the most-awarded PR agency at Cannes this year. Current Global demonstrated their commitment to closing the disability and inclusion gap by creating guidelines and toolkits for marketers so as to make content more accessible for consumers with sight, hearing or other cognitive impairments, and this program was recognized as one of Fast Company’s World Changing Ideas for 2021. Jack Morton launched what they are referring to as the Return to Live dashboard, and that’s a tool for brand marketers to assess where, when and how businesses in the U.S. can safely get back to hosting live experiences. Golin continued its strong performance in new business and was selected as LinkedIn’s global social media agency of record and also as agency of record for Yamaha Music. Golin was also named PR Week’s Global Agency of the Year. And at Octagon, the sports and entertainment network won Best In Talent Representation at the 2021 Sports Business Awards.

Pivoting now back to the holding company, another key area that bears mention is our long-term focus on ESG, including diversity, equity and inclusion. As a leader in marketing services, and a citizen of the communities where our employees live, work and vote, we welcome the responsibility to operate sustainably and contribute to a healthier society and planet.
In all of our operations and activities, we are working to build on, and more fully live into, this commitment. This includes re-assessing how we hire, train and promote a diverse workforce, incorporate rigorous practices around data ethics and media responsibility, as well as reduce our greenhouse gas emissions further around the world.
Key accomplishments on this front include IPG being recently named by Forbes to their top-ten list of America’s Best Employers for Diversity. During the quarter, we also created a new position, our industry’s first Culture Officer, to focus on long-term thought leadership relating to a broad range of social justice issues for underserved and under-represented communities.
During the quarter, as part of our integrated ESG efforts, we also announced an action plan that consists of three climate goals: committing to set a science-based target, sourcing 100% renewable electricity by 2030 and joining The Climate Pledge co-founded by Amazon and Global Optimism. In addition, we published our first SASB report, becoming the first company in the marketing and advertising sector to publish in alignment with SASB’s industry standards.
Our agencies also contribute significantly to our ESG profile. Importantly, here in the U.S., we saw Mediabrands take a leading role in the industry conversation about promoting greater media equity. They announced that they are committed to invest at least 5% of client budgets in Black-owned media by 2023. Octagon launched an accelerator program with historically Black colleges and universities for students interested in sports and entertainment as a career. And R/GA created an innovative program to raise money for environmental organizations through a dedicated YouTube channel that plays nature videos, which have become hugely popular during the pandemic, and it directs all of the ad revenues generated on this channel to environmental NGOs.
Now as we sit here at the halfway mark of 2021, the success we have seen is thanks to the talent, efforts and commitment of our people. And we continue to be highly focused on supporting their physical and mental wellbeing as we plan a return to office. Like many of us, I look forward to working live with colleagues and clients, especially given we are an ideas-driven service business. Our culture, our capacity for innovation and the ways in which we combine creativity with technology and data are all enhanced by in-person interactions. Here in the U.S., we expect to have more people returning to our offices, in a flexible, hybrid model, beginning in mid-September, as is already the case in certain other parts of the world. We will, of course, be mindful of the public health situation, and of the learnings we’ve accumulated during the past 16 months when it comes to flexible work practices.
We expect that costs associated with live collaboration with colleagues, as well as travel, will begin to return as a normal part of how we work, and therefore be reflected in our operating results. For example, as we look forward to the remainder of the year, we expect an increase in travel costs in the fourth quarter, which could return to levels consistent with what we saw in the fourth quarter of 2019.
As we said earlier, these are unprecedented times. None of us has previously been required to adapt to the constraints of living and working through a pandemic, and, likewise, none of us has experience in emerging from one. Thankfully, as a company, we are well-positioned to do so. Earlier on the call, we shared our perspective on the balance of the year. It’s based on the assumption that there will continue to be a reasonably steady course of macro recovery, that people continue to become vaccinated to protect themselves and their communities, and that we are able to adequately mitigate the impact of dangerous new variants.
We have delivered a very strong first half of the year, on top of the most challenging comps in our industry. Further, despite continued macro uncertainty, we have greater clarity to the balance of 2021. We therefore believe that current performance, combined with the continued execution of our long-term strategy, are significant drivers for the sustained enhancement of value for all of our stakeholders.
As always, we are committed to sound financial fundamentals, including debt reduction, as well as continuing to grow our dividend. We also remain focused on getting back to our share repurchase program, and we will keep you apprised of our progress as the year develops.
As always, we want to thank our clients and our people, who are ultimately the two key pillars of our success. I’d also like to thank you all for your time this morning, and, with that, turn the call over for questions.

QUESTIONS AND ANSWERS
Operator:
Thank you. . . . Our first question is from Alexia Quadrani with J.P.Morgan. You may go ahead.
Alexia S. Quadrani, J.P.Morgan:
Thank you very much.
I just have a couple of questions, if I might. The first one is really kind of a broad question on the really impressive organic growth you guys delivered in the quarter: I’m wondering what surprised you on the upside versus your internal budget. Where did you see incremental growth versus what you expected? And, along those lines, how much do you think of the strong growth is IPG gaining share of wallet from your clients versus just a bounce back in the budgets where they’re spending?
Philippe Krakowsky, Chief Executive Officer:
Hi, Alexia.
I think those are terrific questions, are things we obviously think about. And so if I were to track the progression for you, what I’d say to you is, if you think back to what we talked about last time we were all together, from February to April, we clearly saw improvement in the broader economic environment but also in the tone of what I’d call client sentiment. And so, as we went through the quarter, that trend was clearly continuing to build over the course of the second quarter.
And so as we think about it, is it a question of surprise? I think we said to you we felt confident in our offerings, specifically in ways we can help clients to stand apart and to succeed in a digital-first kind of economy. So, now that growth is available, we’re obviously pleased to see that we’re capitalizing on the environment.
So, you start breaking down the results and what do you see? You see, whether it’s geographies or practice areas, content creation, creativity, data and tech, it was very, very widely spread. And so, Matterkind, addressable media growing — a very, very strong grower for us — healthcare continued to be an area where we’re seeing really, really good results. And then perhaps if you’re bracketing it, having a decrease by north of 30% in light of the pandemic, we clearly have experiential and events showing a real recovery, though they’re not all the way back.
Month-to-month in the quarter, we saw consistency. So, that’s something where, in terms of projecting forward, we see that as encouraging. And then as we forecast for the back half of the year, we also see that consistency and that ratable. There isn’t a moment in time where we’re expecting there to be something dramatic to get us to what we’ve communicated to you, which is that 9% to 10% number.
And the one big caveat is one that applies for all of us around the world, which is just if there’s a significant deterioration on the public health front.
And so you really get at something, because we’re — what I think we’re seeing is, we’re seeing the overall environment stronger, but we’re also seeing underlying factors that have to do with strategic actions we’ve been taking over a number of years, and they’re aligned with trends that have been accelerated by the pandemic. So, whether that is addressable media, precision in the creative that we deliver, e-commerce: those are all areas where we’re strong, and we’re definitely seeing growth. Hard to tell you exactly, given that we don’t know what some of our peers have done, we clearly believe that we’re taking share as well as seeing net new opportunities, because we’re building new capabilities to take us into a new addressable universe.
And I think the last — I think, for us as a management team, the strongest indicator is how relevant is an offering. When you just benchmark off of the same period in 2019, and you think about the two-year stack from the Q2 2021 results, that’s what’s telling us competitiveness of a specific part of our space or of IPG all-in: a sustainable platform where we feel like that’s what gives us confidence that we can grow for the balance of the year and obviously beyond that.
Ms. Quadrani:
And then, just a quick follow-up on margins. Also a high-level question. You obviously have some great margin improvement this year with the benefit of expenses being cut back and also the bigger-picture permanent cost cuts you took that you announced earlier on. When you think about margins longer-term, though, I’m not sure if you can still achieve margin improvement in 2020 given the comp, but is there still the plan to continue to improve margins longer-term post this year?
Mr. Krakowsky:
There is. So let me — actually, why don’t I just talk to that at a fairly macro level, and then I think we should get Ellen into the conversation as well.
There were a lot of moving parts in terms of what’s going on with our profitability in this calendar year, but it’s good to see significant strides on margin performance like on the topline. We’re very committed to the savings that we have consistently shared with you all around the restructuring, and so that’s, permanent annualized, $160 million. We’re tracking that, and we’re holding ourselves and our operating teams accountable to that.
Then there’s the fact that I think we’ve got a consistent track record over time that we grow margin with revenue growth. So there’s meaningful opportunity there. And so operating leverage I think is a lever that stays with us into 2022 and beyond.
And then, lastly, as I mentioned in the answer to your revenue question, the higher-value services and the new commercial models I think are also an opportunity from a margin perspective. And let’s see — Ellen can pull apart all the ins-and-outs of this year.
Ellen Johnson, Executive Vice President, Chief Financial Officer:
Good morning, Alexia. How are you? Thank you for the question.
I’ll start with the actions that we took last year as part of the restructuring. And they were clearly structural and strategic, and that is why we are so confident in them and that we will realize the savings that we’ve committed to.

So if you break them down and you look at the fact that we took out 15% of our real estate portfolio, or that we eliminated certain regional or other layers of management to become more agile, or that we were able to nearshore or offshore certain roles: that gives us great confidence that those savings are permanent, and they will not come back with revenue growth.
Turning to some of the more variable expenses, if you look at travel and meetings, they will come back. And initially they may come back pretty full as there’s pent-up demand for people to get back together, to get out and see clients and to see our people, or training and development. Do they go back fully to pre-pandemic levels? That remains to be seen. I am hopeful that the learnings from the pandemic with using technology and really thinking carefully about the environment will help us be more efficient and prevent them from fully going back to pre-pandemic levels.
And then I would just reiterate the fact that, what Philippe said: that we’ve demonstrated over a period of time that with revenue growth we can expand margins, and we’re incentivized to do so. Our incentives are largely based on organic revenue growth and margin improvement. And that makes me pretty optimistic.
Ms. Quadrani:
Thank you very much.

Operator:
Thank you. The next question is from John Janedis with Wolfe Research. You may go ahead.
John Janedis, Wolfe Research:
Thank you. Good morning.
Philippe Krakowsky, Chief Executive Officer:
Hey, John.
Mr. Janedis:
Ellen, maybe one for you — hi, Philippe — and maybe one for Philippe. Philippe, just to start: you talked about lagging vaccination rates. With some of the renewed COVID headlines in areas, say Asia or Latin America, are your agencies on the ground seeing any change in outlook from clients? And I know they’re pretty small, but do you expect China and Japan to turn the corner sometime later this year?
Mr. Krakowsky:
Well, to-date we’re seeing the benefits of the progress that any number of places around the world have seen. And then, I think as we’ve discussed previously, I think a second or a third wave, or whatever it is that any country might be experiencing, is not going to necessarily be the same as the first, because there is a sense that you’re still making progress toward an outcome. So you’re still either getting people vaccinated or, in the case of many of our clients, you’ve pivoted into and accelerated your ability to operate. Whether it’s through e-comm or other ways in which you’re going direct-to-consumers, you’re clearly leaning more heavily into digital as part of your mix and transforming your business. So, I think that that again means that we don’t necessarily see that the impact would be as significant.
And then specific to certain markets for us, as we’ve also said before, client mix can have a pretty significant impact for us on the ground in any given market. So, to my mind, TBD as to whether we’re getting there on those two markets. They’re fairly modest in size for us. I think China is probably the one we focus on the most as a place where we want to be delivering for our global multinationals. And we’re doing some interesting things in that market with Acxiom and some of our relationships with some of the large platforms there and what we can do with data. So, it’s still work-in-progress, but I couldn’t put a date on that for you.
Mr. Janedis:
Okay. And separately, your outlook wouldn’t suggest it, but are you seeing any notable impact on the business from wage or other inflation? And, related to the $160 million of annual cost savings, can you update us in terms of is there still a tail to those savings, perhaps on the real estate side, or have those been largely completed?
Mr. Krakowsky:
Why don’t I let Ellen start with that piece of the question and then whatever she’d like to speak to on your talent question, and I’ll sort of add on.
Ellen Johnson, Executive Vice President, Chief Financial Officer:
Sure. So, starting with the question regarding our real estate savings, we’re largely seeing the vast majority of them this year. There will be some incremental ones next year as the remainder of the properties get sub-leased, but we’re seeing a good portion of them already, and they’re on track versus our plan, which is great.
On the inflation question, to-date we haven’t seen generalized wage inflation, but we’re watching it closely. It is something we talk about with our operators. The talent market is competitive, and that’s not a new thing. We’ve been used to that for quite some time. And I think what you are seeing is some, a little bit of higher attrition, and whether that’s because people sat at home for 16 months and now have the ability to move around. So we’re watching that closely as well.
But we’re being very innovative in the way we recruit and retain talent. We’re focusing on flexibility, the quality of our return-to-office experience that we’re planning, training and development and, of course, diversity, equity and inclusion, which is something that we have been focused on for a very long time for now.
With that, I will see what Philippe —
Mr. Krakowsky:
There’s not a lot to add there. I think it’s a fair question. I mean, we’re in a professional services business. We’ve always been focused on the importance of talent as a driver of our competitive advantage, and we’ve been evolving the offering. So, clearly we’ve been dealing with the pressures of the talent market for the kind of digital and tech talent that has been in demand for a while.

I think, to Ellen’s point, some of those turnover numbers feel as if we’ve yet to see what it normalizes out to, because it does feel like they were lower in 2020. They’re picking up now. I think that people were understandably sitting still last year, and, now that the world feels like a place where you might get out and about again, you’re looking. And so it’s a topic that comes up in our conversations with the operators. We’re keeping a close eye on it, looking at how do we manage it, and how do we stay ahead of it to mitigate the impact. We’ll keep you posted on what we’re seeing.
But people come to work across our portfolio because of a range of things that have meant that, whether we were competing for talent with startups or with large tech companies for the last few years, we’ve been fairly successful at it. So, we’ve got to just keep, to Ellen’s point, figuring out how we put what are our advantages to work in those conversations.
Mr. Janedis:
All right, great. Thank you very much.

Operator:
Thank you. The next one is from Michael Nathanson with MoffettNathanson. You may go ahead.
Michael Nathanson, MoffettNathanson:
Great. Thanks. Do you guys hear me?
Philippe Krakowsky, Chief Executive Officer:
Yes. Hi, Michael.
Mr. Nathanson:
Okay, hi. Hey, Philippe.
Philippe, I have one for you, then I have one, probably, for both of you. I’m just wondering, when you sit down virtually with your clients today, what are their priorities and the urgency of those priorities now versus maybe what it was pre-pandemic? So what has changed in the conversation, maybe the speed to innovate and transform?
And then, more broadly, given how well you’re doing and given the balance sheet, what is the Company waiting for in terms of buybacks? It seems like you guys have clearly gotten over the hurdles of COVID-19 in terms of performance. Your balance sheet is pristine. Why not start leaning into the buyback sooner than later?
Mr. Krakowsky:
All right. I will take the first one. I guess we’ll both, to your point, take the second one. We’ll say, we’ll be vehemently in agreement on the second one, Ellen and I.
Mr. Nathanson:
Okay.

Mr. Krakowsky:
I think it’s any number of things, which you would assume. Clearly the need to be conversant in, and to put into effect programs so that you are, call it what you will: people call it e-comm, and there’s a lot going on there. Social is becoming a big part of what happens somewhere in the funnel — in the middle of the funnel actually and moving upstream in the funnel —so everybody is clearly wanting to talk about, and engage in conversations around, call it digital marketing, call it e-comm, et cetera.
Increasingly, everybody is also — we’ve had some really interesting conversations with regional clients in the CPG space, for example, that you might not think of who are very, very focused on data and on either assessing their first-party data assets and understanding how they get organized so that they can begin to put them to work or, if they are further behind in terms of the readiness there, how do you take businesses that traditionally have not been particularly data-rich and begin to interact with consumers so that you’re going to basically pull those, that kind of information, in. To the question Alexia asked earlier, in the experiential and events space, we’re clearly seeing the need to get more digital and to use that as a way to —
So to my mind, those are the two really big questions that have risen to the top of most everybody’s list.
And then, in terms of the balance sheet question you asked, as I’ve said, we are committed to — we’ve returned, what is it, $4.8 billion. We believe that’s a big part of our story and how it is that we should be thinking about kind of balanced growth for the Company. So we’re clearly focused on that.
Ellen Johnson, Executive Vice President, Chief Financial Officer:
And I loved your reference to a pristine balance sheet. That’s something that we think is extremely important as well, including our solid investment-grade rating. But a balanced program of capital return, which includes the dividend, which we have grown consistently, and share repurchases, has been something that we’ve always believed in, and we look forward to getting back to.
As we mentioned, we are planning on paying off $500 million of notes down in October of this year, and we do have a really nice maturity profile thereafter. So nothing’s changed. We believe in a balanced program, and we look forward to getting back to it.
Mr. Nathanson:
Okay. Thanks. You guys have come such a long way from way back when. Congratulations.
Mr. Krakowsky:
Thank you.

Operator:
Thank you. Our next question is from Julien Roch with Barclays. You may go ahead.

Julien Roch, Barclays:
Yes. Good morning, Philippe. Good morning, Ellen.
Philippe Krakowsky, Chief Executive Officer:
Hey, Julien.
Mr. Roch:
I have a few questions on margins, if I may. Why would margin fall in the second half of 2021 versus the second half of 2019? Because if I put the same margin, you get 16.9% for the full year of 2021. And I understand that travels are coming back, people are going back to the office, but you’re guiding to more cost than in 2019, and so I want to know why. It’s my first question on margin.
And then the second one is a longer-term question. Philosophically, there’s a ceiling at which either clients or employees will say, I want my share of your margin, or there’s no limit to margin as long as revenue goes up. Could you go to 18% margin or 20% margin? A bit of a philosophical question on whether there is a ceiling or you will be dancing on the ceiling?
Mr. Krakowsky:
Why doesn’t Ellen go first on your first one.
Ellen Johnson, Executive Vice President, Chief Financial Officer:
Sure. And thank you for the question.
When you comp against last year, we have to remind ourselves what was going on last year at this time. And there was everything, from taking salary cuts, to furloughs, to government subsidies, that we’re comping against. There was zero travel. There was zero going back to the office. I think it’s important that we remind ourselves that.
And, as we mentioned, we are envisioning a second half where people are returning back to the office, to the extent we can in a safe manner, where people are beginning to travel and meet again. And we will be. Salary and wage cuts and that is all gone and elapsed, and we will be hiring against revenue growth. So, I think those are the ins-and-outs that it’s very important when you just look at the second-half comp.
Mr. Krakowsky:
And I think there’s pent-up demand, as we were saying to John’s question, around potential turnover. I think there’s pent-up demand for travel, absolutely. So, I think that you’ll see people wanting to. There’s definitely things that get done when we are working physically together that are much harder to do remotely. And then there is growth. And we want to be sure that that’s getting staffed appropriately and that, where we’ve got clients who are giving us these new remits or net new clients to us, are getting the appropriate level of service.
In terms of the philosophical question, it’s interesting because I don’t know that I would call it philosophy, but as we said the restructuring positions us well. We have said all along we want to come out of the pandemic a stronger company, and I think we’re showing that we’re well on our way there. And then you do begin to see the transformation into certain of the areas which we think will be accretive because they’ll take us to more performance-based kinds of models and to higher value or instances in which our IP can be licensed out or can give us access to. So I think, to my mind, it’s not philosophy, because I can’t give you a tenet that says this will be good forever.
I can tell you that at the moment we see continued opportunity and upside. And therefore whether it’s in 2022, 2023, that’s going to be what we’re making our objective. To Ellen’s point, that’s also how we reward our people. And if there comes a point at which we begin to believe or see that the ceiling that you mentioned is there then, as always, we’re going to be very transparent and walk you collectively through what we’re seeing and why what we believe is what we believe. But I can’t say something now that is going to be kind of evergreen in that way, because our business is in the midst of evolving. And, right now, we see opportunity.
Mr. Roch:
Okay. Very clear. Thank you.
Ms. Johnson:
Thank you.
Mr. Krakowsky:
Cheers.

Operator:
And that was our final question. I’ll now turn it back to Philippe for any final thoughts.
Philippe Krakowsky, Chief Executive Officer:
Well, just thank you all for the time this morning. Again, we’re looking forward to continuing the conversation. We are hugely appreciative of winning sales thanks to the hard work that our colleagues are doing and to our clients. And I hope everybody is staying healthy.
Operator:
Thank you. And that does conclude today’s conference. You may disconnect at this time.
*    *    *    *    *

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•the impacts of the novel coronavirus (COVID-19) pandemic and the measures to contain its spread, including social distancing efforts and restrictions on businesses, social activities and travel, any failure to realize anticipated benefits from the rollout of COVID-19 vaccination campaigns and the resulting impact on the economy, our clients and demand for our services, which may precipitate or exacerbate other risks and uncertainties;
•our ability to attract new clients and retain existing clients;
•our ability to retain and attract key employees;
•risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;
•developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world, including laws and regulations related to data protection and consumer privacy; and
•failure to fully realize the anticipated benefits of our 2020 restructuring actions and other cost-saving initiatives.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended June 30, 2021
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Sales of Businesses[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$384.4	$(21.6)	$0.2		$405.8

Total (Expenses) and Other Income[4]	(30.3)			$(1.7)	(28.6)
Income Before Income Taxes	354.1	(21.6)	0.2	(1.7)	377.2
Provision for Income Taxes	86.7	4.2	0.0	1.0	91.9
Equity in Net Income of Unconsolidated Affiliates	0.4				0.4
Net Income Attributable to Noncontrolling Interests	(4.5)				(4.5)
Net Income Available to IPG Common Stockholders	$263.3	$(17.4)	$0.2	$(0.7)	$281.2

Weighted-Average Number of Common Shares Outstanding - Basic	393.3				393.3
Dilutive effect of stock options and restricted shares	5.7				5.7
Weighted-Average Number of Common Shares Outstanding - Diluted	399.0				399.0

Earnings per Share Available to IPG Common Stockholders[5]:
Basic	$0.67	$(0.04)	$0.00	$(0.00)	$0.71
Diluted	$0.66	$(0.04)	$0.00	$(0.00)	$0.70

[1] Restructuring charges of $(0.2) million in the second quarter of 2021 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.
[4] Consists of non-operating expenses including interest expense, net and other expense, net.
[5] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Six Months Ended June 30, 2021
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Sales of Businesses[2]	Loss on Early Extinguishment of Debt[3]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[4]	$627.4	$(43.2)	$(1.1)			$671.7

Total (Expenses) and Other Income[5]	(156.9)			$(14.2)	$(74.0)	(68.7)
Income Before Income Taxes	470.5	(43.2)	(1.1)	(14.2)	(74.0)	603.0
Provision for Income Taxes	110.5	8.4	0.3	1.7	18.5	139.4
Equity in Net Income of Unconsolidated Affiliates	0.2					0.2
Net Income Attributable to Noncontrolling Interests	(5.2)					(5.2)
Net Income Available to IPG Common Stockholders	$355.0	$(34.8)	$(0.8)	$(12.5)	$(55.5)	$458.6

Weighted-Average Number of Common Shares Outstanding - Basic	392.4					392.4
Dilutive effect of stock options and restricted shares	5.2					5.2
Weighted-Average Number of Common Shares Outstanding - Diluted	397.6					397.6

Earnings per Share Available to IPG Common Stockholders[6]:
Basic	$0.90	$(0.09)	$(0.00)	$(0.03)	$(0.14)	$1.17
Diluted	$0.89	$(0.09)	$(0.00)	$(0.03)	$(0.14)	$1.15

[1] Restructuring charges of $1.1 million in the first half of 2021 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[3] Consists of a loss incurred in the first quarter of 2021 related to the early extinguishment of our 4.000% unsecured senior notes due 2022, 3.750% unsecured senior notes due 2023 and half of our 4.200% unsecured senior notes due 2024.

[4] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.
[5] Consists of non-operating expenses including interest expense, net and other expense, net.
[6] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions) (UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net Revenue	$2,269.6	$1,853.4	$4,297.3	$3,825.5

Non-GAAP Reconciliation:
Net Income (Loss) Available to IPG Common Stockholders	$263.3	$(45.6)	$355.0	$(40.9)

Add Back:
Provision for Income Taxes	86.7	19.0	110.5	36.2
Subtract:
Total (Expenses) and Other Income	(30.3)	(65.4)	(156.9)	(121.3)
Equity in Net Income (Loss) of Unconsolidated Affiliates	0.4	0.0	0.2	(0.2)
Net (Income) Loss Attributable to Noncontrolling Interests	(4.5)	(1.7)	(5.2)	0.4
Operating Income	384.4	40.5	627.4	116.4

Add Back:
Amortization of Acquired Intangibles	21.6	21.8	43.2	43.1

Adjusted EBITA	$406.0	$62.3	$670.6	$159.5
Adjusted EBITA Margin on Net Revenue %	17.9%	3.4%	15.6%	4.2%

Restructuring Charges[1]	(0.2)	112.6	1.1	112.6

Adjusted EBITA before Restructuring Charges	$405.8	$174.9	$671.7	$272.1
Adjusted EBITA before Restructuring Charges Margin on Net Revenue %	17.9%	9.4%	15.6%	7.1%

[1] Restructuring charges of $(0.2) million and $1.1 million in the second quarter and first half of 2021, respectively, were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended June 30, 2020
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Net Impact of Discrete Tax Items[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$40.5	$(21.8)	$(112.6)			$174.9

Total (Expenses) and Other Income[4]	(65.4)			$(19.9)		(45.5)
(Loss) Income Before Income Taxes	(24.9)	(21.8)	(112.6)	(19.9)		129.4
Provision for Income Taxes	19.0	4.2	25.4	0.0	$(10.0)	38.6
Equity in Net Loss of Unconsolidated Affiliates	0.0					0.0
Net Income Attributable to Noncontrolling Interests	(1.7)					(1.7)
Net (Loss) Income Available to IPG Common Stockholders	$(45.6)	$(17.6)	$(87.2)	$(19.9)	$(10.0)	$89.1

Weighted-Average Number of Common Shares Outstanding - Basic	389.4					389.4
Dilutive effect of stock options and restricted shares	N/A					2.9
Weighted-Average Number of Common Shares Outstanding - Diluted	389.4					392.3

(Loss) Earnings per Share Available to IPG Common Stockholders[5]:
Basic	$(0.12)	$(0.05)	$(0.22)	$(0.05)	$(0.03)	$0.23
Diluted	$(0.12)	$(0.05)	$(0.22)	$(0.05)	$(0.03)	$0.23

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Consists of tax expense related to the estimated costs associated with our change in assertion (APB 23) that we will no longer permanently reinvest undistributed earnings attributable to certain foreign subsidiaries.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.
[4] Consists of non-operating expenses including interest expense, net and other expense, net.
[5] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Six Months Ended June 30, 2020
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Net Impact of Discrete Tax Items[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$116.4	$(43.1)	$(112.6)			$272.1

Total (Expenses) and Other Income[4]	(121.3)			$(43.2)		(78.1)
(Loss) Income Before Income Taxes	(4.9)	(43.1)	(112.6)	(43.2)		194.0
Provision for Income Taxes	36.2	8.4	25.4	0.9	$(10.0)	60.9
Equity in Net Loss of Unconsolidated Affiliates	(0.2)					(0.2)
Net Loss Attributable to Noncontrolling Interests	0.4					0.4
Net (Loss) Income Available to IPG Common Stockholders	$(40.9)	$(34.7)	$(87.2)	$(42.3)	$(10.0)	$133.3

Weighted-Average Number of Common Shares Outstanding - Basic	388.5					388.5
Dilutive effect of stock options and restricted shares	N/A					3.3
Weighted-Average Number of Common Shares Outstanding - Diluted	388.5					391.8

(Loss) Earnings per Share Available to IPG Common Stockholders[5]:
Basic	$(0.11)	$(0.09)	$(0.22)	$(0.11)	$(0.03)	$0.34
Diluted	$(0.11)	$(0.09)	$(0.22)	$(0.11)	$(0.03)	$0.34

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Consists of tax expense related to the estimated costs associated with our change in assertion (APB 23) that we will no longer permanently reinvest undistributed earnings attributable to certain foreign subsidiaries.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.
[4] Consists of non-operating expenses including interest expense, net and other expense, net.
[5] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.